Exhibit 99.1

Neuronetics Reports Record Second Quarter 2024 Financial and Operating Results

MALVERN, PA., August 12, 2024 – Neuronetics, Inc. (NASDAQ: STIM) (the “Company” or “Neuronetics”) a commercial stage medical technology company with a strategic vision of transforming the lives of patients whenever and wherever they need help, with the best neurohealth therapies in the world, today announced its financial and operating results for the second quarter of 2024.

Second Quarter 2024 Highlights

•	Second quarter 2024 revenue of $16.5 million, a 7% decrease as compared to the second quarter 2023
•	U.S. NeuroStar Advanced Therapy system revenue of $4 million in the quarter, representing 50 systems
•	U.S. treatment session revenue decreased by 5% versus the second quarter of 2023

Recent Operational and Marketing Highlights

•	Announces signing of definitive agreement to acquire all the outstanding shares of Greenbrook TMS, creating one of the nation’s leading providers of mental health care

•	Major insurers updated their healthcare policies to address TMS therapy coverage for Adolescents

•	Launched the “Better Me Provider” program Nationwide.

•	Secured $50 million Initial Tranche of Debt Facility with Perceptive Advisors, reducing net debt by $10 million

•	Achieved milestone of over 182,000 global patients treated with 6.6 million treatment sessions

“Despite continued industry headwinds that impacted our customers during the quarter, we’re pleased to see the continued momentum within our business and the positive impacts our training and education initiatives are having, in particular our Better Me Provider program. We are also very excited about the strong early trends we have seen since receiving FDA clearance for NeuroStar therapy in adolescents, including multiple recent policy updates which have expanded reimbursement coverage to this hugely important and underserved patient population. These initiatives, along with our secured debt facility of up to $90 million, strengthen our ability to drive future growth and make progress towards profitability,” said Keith J. Sullivan, President and CEO. “I am especially enthusiastic about our announced agreement to merge with Greenbrook TMS. This transaction brings together two of the leaders in the mental health space in the U.S., which will allow us to provide access to innovative care to patients suffering from mental health conditions. Leveraging the significant scale and capabilities of the two businesses, we can drive increased awareness of NeuroStar, consistently deliver best practices, facilitate improved reimbursement on a regional and national level, and provide additional services and training opportunities to all of our customers which can improve their business operations.”

Second Quarter 2024 Financial and Operating Results for the Three Months Ended June 30, 2024

	Revenues by Geography
	Three Months Ended June 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
U.S.	$16,130	$17,289	(7)%
International	320	321	(0)%

Total revenues	$16,450	$17,610	(7)%

Total revenue for the three months ended June 30, 2024 was $16.5 million, a decrease of 7% compared to the revenue of $17.6 million in the second quarter of 2023. During the quarter, total U.S. revenue decreased by 7% and international revenue remained materially consistent over the second quarter of 2023. The decrease in U.S.revenue was primarily attributable to a decrease in U.S Treatment sessions and U.S NeuroStar Advanced Therapy System sales period over period.

	U.S. Revenues by Product Category
	Three Months Ended June 30,
	2024	2023
	Amount	Amount	% Change
	(Unaudited; in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,000	$4,489	(11)%
Treatment sessions	11,660	$12,314	(5)%
Other	470	$486	(3)%

Total U.S. revenues	$16,130	$17,289	(7)%

U.S. NeuroStar Advanced Therapy System revenue for the three months ended June 30, 2024 was $4 million, a decrease of 11% compared to $4.5 million in the second quarter of 2023. For the three months ended June 30, 2024, and 2023, the Company shipped 49 and 54 systems, respectively.

U.S. treatment session revenue for the three months ended June 30, 2024 was $11.7 million, a decrease of 5% compared to $12.3 million in the second quarter of 2023. The decrease in revenue was primarily attributable to a decrease in treatment session volume over the prior year quarter. The decline was primarily a function of our customers facing cash flow difficulties stemming from the Change Health cyberattack.

In the second quarter of 2024, U.S. treatment session revenue per active site was $10,000 compared to $11,392 in the second quarter of 2023.

Gross margin for the second quarter of 2024 was 74%, an increase of approximately 150 basis points from the second quarter of 2023 gross margin of 72.5%.

Operating expenses during the second quarter of 2024 were $20.7 million, an increase of $0.6 million, or 3%, compared to $20.1 million in the second quarter of 2023.

Net loss for the second quarter of 2024 was $(9.8) million, or $(0.33) per share, as compared to $(4.9) million, or $(0.17) per share, in the second quarter of 2023. Net loss per share was based on 30,051,751 and 28,589,976 weighted average common shares outstanding for the second quarters of 2024 and 2023, respectively.

EBITDA for the second quarter of 2024 was $(8.0) million as compared to the second quarter of 2023 EBITDA of $(3.3) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $42.6 million as of June 30, 2024. This compares to cash and cash equivalents of $59.7 million as of December 31, 2023.

Definitive Agreement to Merge with Greenbrook TMS

On August 12, 2024, the Company announced that is has entered into a definitive arrangement agreement with Greenbrook TMS, in which Neuronetics will acquire all of the outstanding common shares of Greenbrook in an all-stock transaction.

The transaction creates a vertically-integrated organization capable of providing access to mental health treatment with significant scale in the U.S. The transaction offers multiple strategic benefits for Neuronetics and its customers, including increased brand awareness for NeuroStar, more consistent delivery of best practices, and the ability to offer a variety of positive benefits for all NeuroStar customers. Beyond the strategic benefits, the transaction is expected to create compelling financial benefits, including increased revenue scale and a strong growth trajectory, material cost synergies, an accelerated path to profitability, and a bolstered balance sheet.

For more details on the transaction, please refer to the press release issued by Neuronetics on August 12, 2024.

Major Insurers Expand TMS Coverage for Adolescents with Depression

The Company has announced a series of significant healthcare policy updates from major insurers, expanding access to its NeuroStar TMS therapy for adolescents with depression. Humana, covering approximately 600,000 commercial lives, became the first commercial payer to address TMS coverage for ages 15-17, effective April 25, 2024. BlueCross BlueShield of Michigan, covering 4.9 million lives, and Cambia Health Solutions, impacting 2.5 million lives across four states, broadened TMS access to include individuals 15 years and older, effective September 1, 2024. California’s Medicaid program, Medi-Cal, added TMS coverage for both adults and adolescents aged 15 and up, affecting 14.8 million lives starting August 1, 2024. Aetna, one of the largest health plans with over 19.4 million covered lives, also updated its policy to include TMS treatment for adolescents 15 and older, effective immediately. These policy changes follow the FDA’s clearance of NeuroStar TMS on March 25, 2024, as the first and only TMS treatment approved as a first-line add-on for adolescents aged 15-21 with major depressive disorder.

NeuroStar Launches Nationwide Better Me Provider Program, Enhancing Patient Care and Accessibility

In July, the Company announced the national launch of its Better Me Provider (BMP) program, setting new industry standards for patient care and responsiveness in mental health treatment. The program, developed in collaboration with TMS medical experts, has shown strong results during its pilot phase. Participating practices demonstrated up to 6.4 times faster 24-hour follow-ups and a fivefold reduction in time from initial patient interest to motor threshold determination. Advanced clinical training through NeuroStar University enabled participants to treat 58% more patients on average. With 300 active sites and over 125 more committed to joining, the BMP program represents a major step in Neuronetics’ strategy to improve accessibility of NeuroStar TMS Therapy for millions suffering from MDD, OCD, and anxious depression. This initiative underscores the company’s commitment to innovation and patient-centric care in the mental health sector.

New Debt Facility of up to $90 million with Perceptive Advisors

In late July, Neuronetics entered into a debt facility of up to $90 million with Perceptive Advisors LLC. The agreement provided an initial tranche of $50 million at closing, with two additional tranches of $15 million and $25 million available under specified conditions. This new facility allowed Neuronetics to pay off, in full, the Company’s SLR Capital Partners term loan, reducing the Company’s net debt and providing additional financial flexibility. The 5-year term loan’s interest rate is based on SOFR plus an applicable margin. This funding will support Neuronetics’ ongoing investments in commercial initiatives, clinical indication expansion, and efforts to drive adoption of its NeuroStar Advanced Therapy for Mental Health.

Business Outlook

For the third quarter of 2024, the Company expects total worldwide revenue between $18.5 million and $19.5 million.

For the full year 2024, the Company expects total worldwide revenue to be between $78.0 million and $80.0 million.

For the full year 2024, the Company expects total operating expenses to be between $78.0 million and $80.0 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on August 12, 2024, beginning at 8:30 a.m. Eastern Time.

The conference call will be broadcast live in listen-only mode via webcast at https://url.us.m.mimecastprotect.com/s/C7kiCVO57LF7MX48hQtquVT87q?domain=protect.checkpoint.com. To listen to the conference call on your telephone, you may register for the call here. While it is not required, it is recommended you join 10 minutes prior to the event start.

About Neuronetics

Neuronetics, Inc. believes that mental health is as important as physical health. As a global leader in neuroscience, Neuronetics is redefining patient and physician expectations with its NeuroStar Advanced Therapy for Mental Health. NeuroStar is a non-drug, noninvasive treatment that can improve the quality of life for people suffering from neurohealth conditions when traditional medication hasn’t helped. The NeuroStar Advanced Therapy System is cleared by the FDA for adults with MDD, as an adjunct for adults with obsessive-compulsive disorder, and to decrease anxiety symptoms in adult patients with MDD that may exhibit comorbid anxiety symptoms (anxious depression), and as a first line adjunct for the treatment of MDD in adolescent patients aged 15-21. NeuroStar Advanced Therapy is the leading TMS treatment for MDD in adults with more than 6.6 million treatments delivered. NeuroStar is backed by the largest clinical data set of any TMS treatment system for depression, including the world’s largest depression outcomes registry. Neuronetics is committed to transforming lives by offering an exceptional treatment that produces extraordinary results. For safety information and indications for use, visit NeuroStar.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those laws and other applicable laws and “forward-looking information” within the meaning of applicable Canadian securities laws. Statements in the press release that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to the proposed combination of Greenbrook and Neuronetics, potential benefits of the transaction and the timing thereof. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. Investors are cautioned not to place undue reliance on the forward-looking statements contained in this document.

These risks and uncertainties include, without limitation, risks and uncertainties related to: our ability to achieve or sustain profitable operations due to our history of losses; our reliance on the sale and usage of our NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of our salesforce; availability of coverage and reimbursement from third-party payors for treatments using our products; physician and patient demand for treatments using our products; developments in respect of competing technologies and therapies for the indications that our products treat; product defects; our revenue has been concentrated among a small number of customers; our ability to obtain and maintain intellectual property protection for our technology; developments in clinical trials or regulatory review of the NeuroStar Advanced Therapy System for additional indications; developments in regulation in the U.S. and other applicable jurisdictions; the terms of our credit facility; our ability to successfully roll-out our Better Me Guarantee Provider Program on the planned timeline; our self-sustainability and existing cash balances; and our ability to achieve cash flow break-even in the fourth quarter of 2024 and on a full-year basis in 2025.

Without limiting the foregoing, these risks and uncertainties also include, without limitation, risks and uncertainties related to: the parties’ ability to meet expectations regarding the timing and completion of the transaction; the occurrence of any event, change or other circumstance that would give rise to the termination of the Arrangement Agreement; the fact that Greenbrook’s and Neuronetics’ respective stockholders may not approve the transaction; the fact that certain terminations of the Arrangement Agreement require Greenbrook or Neuronetics to pay a termination fee; the failure to satisfy each of the conditions to the consummation of the transaction; the disruption of management’s attention from ongoing business operations due to the transaction; the effect of the announcement of the transaction on the Greenbrook’s and Neuronetics’ relationships with their respective customers, as well as their respective operating results and business generally; the outcome of any legal proceedings related to the transaction; retention of employees of Greenbrook following the announcement of the transaction; the fact that Greenbrook’s and Neuronetics’ stock price may decline significantly if the transaction is not completed; and other factors described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, as each may be updated or supplemented by subsequent reports that the Company has filed or files with the SEC.

These forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, Neuronetics and Greenbrook undertake no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, or changes in their expectations.

Important Additional Information and Where to Find It

In connection with the transaction, Neuronetics and Greenbrook will be filing preliminary and definitive joint proxy statements and other relevant documents relating to the proposed transaction with the Securities and Exchange Commission (the “SEC”) and on SEDAR+, as applicable. This communication is not a substitute for the joint proxy statement or any other document that Neuronetics or Greenbrook may file with the SEC or on SEDAR+ or send to their stockholders in connection with the transaction. The description of the Definitive Agreement and voting agreements above do not purport to be complete and are qualified in its entirety by reference to such agreement as filed pursuant to the joint proxy statement and/or any other filing with the SEC and on SEDAR+. Before making any voting decision, Neuronetics’ and Greenbrook’s stockholders are urged to read all relevant documents filed with the SEC and on SEDAR+, including the joint proxy statement, when they become available because they will contain important information about the transaction. Investors and security holders will be able to obtain the joint proxy statement and other documents filed by Neuronetics or Greenbrook with the SEC (when available) free of charge at the SEC’s website, www.sec.gov or on SEDAR+, at www.sedarplus.ca, as applicable, or from Neuronetics or Greenbrook at the investor relations page of their respective websites, https://ir.neuronetics.com/ and greenbrooktms.com/investor-relations. These documents are not currently available.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

Neuronetics, Greenbrook and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Neuronetics’ stockholders in connection with the transaction. Neuronetics’ stockholders and other interested persons may obtain, without charge, more detailed information (i) regarding the directors and officers of Neuronetics in Neuronetics’ Annual Report on Form 10-K filed with the SEC on March 7, 2024, its proxy statement relating to its 2024 Annual Meeting of Stockholders filed with the SEC on April 11, 2024 and other relevant materials filed with the SEC when they become available; and (ii) regarding Greenbrook’s directors and officers in Greenbrook’s Annual Report on Form 10-K filed with the SEC and on SEDAR+ on April 25, 2024 and other relevant materials filed with the SEC and on SEDAR+, as applicable, when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Neuronetics’ stockholders in connection with the transaction will be set forth in the joint proxy statement for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the joint proxy statement that Neuronetics and Greenbrook intend to file with the SEC and on SEDAR+, as applicable.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

EvolveMKD

646-517-4220

NeuroStar@evolvemkd.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues	$16,450	$17,610	$33,867	$33,150
Cost of revenues	4,271	4,836	8,600	8,980

Gross profit	12,179	12,774	25,267	24,170

Operating expenses:
Sales and marketing	12,303	11,559	23,943	23,461
General and administrative	6,148	6,200	12,105	12,812
Research and development	2,235	2,364	4,585	5,154

Total operating expenses	20,686	20,123	40,633	41,427

Loss from operations	(8,507)	(7,349)	(15,366)	(17,257)

Other (income) expense:
Interest expense	1,978	1,144	3,804	2,396
Other income, net	(653)	(3,592)	(1,465)	(4,232)

Net loss	$(9,832)	$(4,901)	$(17,705)	$(15,421)

Net loss per share of common stock outstanding, basic and diluted	$(0.33)	$(0.17)	$(0.59)	$(0.54)

Weighted average common shares outstanding, basic and diluted	30,052	28,590	29,762	28,316

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$42,642	$59,677
Accounts receivable, net	17,143	15,782
Inventory	6,142	8,093
Current portion of net investments in sales-type leases	685	905
Current portion of prepaid commission expense	2,739	2,514
Current portion of note receivables	2,363	2,056
Prepaid expenses and other current assets	3,792	4,766

Total current assets	75,506	93,793

Property and equipment, net	1,728	2,009
Operating lease right-of-use assets	2,480	2,773
Net investments in sales-type leases	268	661
Prepaid commission expense	8,626	8,370
Long-term notes receivable	3,152	3,795
Other assets	5,053	4,430

Total assets	$96,813	$115,831

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,102	$4,752
Accrued expenses	9,236	12,595
Deferred revenue	1,452	1,620
Current portion of operating lease liabilities	856	845
Current portion of long-term debt, net	13,612	—

Total current liabilities	29,258	19,812

Long-term debt, net	46,146	59,283
Deferred revenue	15	200
Operating lease liabilities	2,008	2,346

Total liabilities	77,427	81,641

Commitments and contingencies (Note 18)	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding on June 30, 2024 and December 31, 2023	—	—
Common stock, $0.01 par value: 200,000 shares authorized; 30,136 and 29,092 shares issued and outstanding on June 30, 2024 and December 31, 2023, respectively	301	291
Additional paid-in capital	412,871	409,980
Accumulated deficit	(393,786)	(376,081)

Total Stockholders’ equity	19,386	34,190

Total liabilities and Stockholders’ equity	$96,813	$115,831

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Six months ended June 30,
	2024	2023
Cash flows from Operating activities:
Net loss	$(17,705)	$(15,421)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,115	1,004
Allowance for credit losses	1,238	(266)
Inventory impairment	94	—
Share-based compensation	2,901	3,838
Non-cash interest expense	474	322
Changes in certain assets and liabilities:
Accounts receivable, net	(3,204)	(5,456)
Inventory	1,844	(7)
Net investment in sales-type leases	614	828
Prepaid commission expense	(482)	(620)
Prepaid expenses and other assets	683	(2,762)
Accounts payable	(844)	1,577
Accrued expenses	(3,359)	(6,462)
Deferred revenue	(353)	(622)

Net Cash used in Operating activities	(16,984)	(24,047)

Cash flows from Investing activities:
Purchases of property and equipment and capitalized software	(991)	(938)
Repayment of notes receivable	940	113

Net Cash used in Investing activities	(51)	(825)

Cash flows from Financing activities:
Payments of debt issuance costs	—	(863)
Proceeds from issuance of long-term debt	—	2,500
Repayment of long-term debt	—	(1,200)

Net Cash provided by Financing activities	—	437

Net decrease in Cash and Cash equivalents	(17,035)	(24,435)
Cash and Cash equivalents, Beginning of Period	59,677	70,340

Cash and Cash equivalents, End of Period	$42,642	$45,905

Non-GAAP Financial Measures (Unaudited)

EBITDA is not a measure of financial performance under generally accepted accounting principles in the U.S. (“GAAP”), and should not be construed as a substitute for, or superior to, GAAP net loss. However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes that the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, because companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in thousands)		(in thousands)
Net loss	$(9,832)	$(4,901)	$(17,705)	$(15,421)
Interest expense, net	1,325	1,144	2,339	2,396
Income taxes	—	—	—	—
Depreciation and amortization	555	488	1,115	1,004

EBITDA	$(7,952)	$(3,269)	$(14,251)	$(12,021)